Exhibit 2.1

Execution Version

AMENDED AND RESTATED

OMNIBUS AMENDMENT

This AMENDED AND RESTATED OMNIBUS AMENDMENT (this “Amendment”) is made and entered into as of December 20, 2024 by and among Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Blyvoor Resources”), Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Tailings”, and together with Blyvoor Resources, “Target Companies”), Rigel Resource Acquisition Corp, a Cayman Islands exempted company (“Rigel”), Aurous Resources (f/k/a RRAC NewCo), a Cayman Islands exempted company (“Newco”), RRAC Merger Sub, a Cayman Islands exempted company (“Merger Sub”), and Rigel Resource Acquisition Holding LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”). Blyvoor Resources, Tailings, Rigel, Newco, Merger Sub and the Sponsor Holdco are collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used but not defined herein shall have the meanings ascribed to them under the Business Combination Agreement or the Sponsor Support Agreement (each as defined below), as the context requires.

WHEREAS, Rigel, Newco, Merger Sub and the Target Companies entered into that certain Business Combination Agreement, dated as of March 11, 2024, as amended by that certain Omnibus Amendment, by and among the Parties, dated as of October 17, 2024 (the “Original Amendment”) (as may be amended and modified from time to time, the “Business Combination Agreement”);

WHEREAS, Rigel, Newco, the Target Companies, the Sponsor Holdco and the persons set forth on Schedule I thereto entered into that certain Sponsor Support Agreement, dated as of March 11, 2024, as amended by the Original Amendment (as may be amended from time to time, the “Sponsor Support Agreement”);

WHEREAS, Section 13.10 of the Business Combination Agreement provides that the Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Target Companies, Merger Sub, Newco and Rigel, and which makes reference to the Business Combination Agreement;

WHEREAS, Section 3.6 of the Sponsor Support Agreement provides that the Sponsor Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Rigel, the Target Companies and the Sponsor Holdco;

WHEREAS, each of Orion Mine Finance GP III LP, a Cayman Islands limited partnership, and Orion Mine Finance became party to the Sponsor Support Agreement as a “Sponsor” thereunder by executing a joinder to the Sponsor Support Agreement concurrently with the effectiveness of the Original Amendment;

WHEREAS, the applicable Parties hereto desire to amend and restate the Original Amendment in its entirety in order to amend the Business Combination Agreement and the Sponsor Support Agreement, respectively, as set forth below; and

WHEREAS, each of the Target Companies, Merger Sub, Newco, Rigel and the Sponsor Holdco has validly approved the execution and delivery of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Target Companies, Merger Sub, Newco, Rigel and the Sponsor Holdco, as applicable, agree that the Original Amendment is hereby amended and restated in its entirety as follows:

1.	Amendments to the Business Combination Agreement.

1.1 No Claim Against the Trust Account. The reference to “August 9, 2024” in Section 8.04 of the Business Combination Agreement is hereby amended and replaced by “the Termination Date”.

1.2 Amendment to the Termination Date. The reference to “August 9, 2024” in Section 12.01(b) of the Business Combination Agreement is hereby deleted and replaced with “January 31, 2025”.

1.3 Capitalization. Section 7.11(d) of the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“Newco anticipates issuing 1,125,000 Newco Ordinary Shares to the PIPE Investors, assuming no additional PIPE investments in excess of the PIPE Investment Amount, and to issue 7,200,000 Newco Ordinary Shares upon the conversion of the Rigel Class B Shares in accordance with the Sponsor Support Agreement, and Newco will have up to 29,000,000 Newco Warrants issued and outstanding, of which (A) up to 14,000,000 will be issued to the Sponsor and (B) up to 15,000,000 Newco Warrants will be issued to holders of Rigel Class A Shares, assuming 85% of the outstanding Rigel Class A Shares is redeemed prior to the Closing, entitling the holders thereof to purchase Newco Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.”

1.4 Working Capital Loans. The following is hereby added as a new definition in Section 1.01 of the Business Combination Agreement:

“Working Capital Loans” means any documented and outstanding Indebtedness (including, for the avoidance of doubt, accrued and unpaid interest) of Rigel or Newco owed to the Sponsor, Orion Mine Finance GP III LP or any of their respective Affiliates (a) existing as of October 17, 2024 or (b) issued from after October 17, 2024 and through and including the Closing Date with the consent of the Target Companies (it being understood that Rigel and Newco shall not incur any further Indebtedness other than pursuant to the Existing Notes without the prior written consent of Blyvoor Gold), including the following: (i) that certain Promissory Note, dated as of May 6, 2021, in the principal amount of $300,000 issued by Rigel in favor of the Sponsor, (ii) that certain Convertible Promissory Note, dated as of May 18, 2022, in the principal amount of $1,500,000 issued by Rigel in favor of the Sponsor, (iii) that certain Amended and Restated Convertible Promissory Note, dated as of December 28, 2023, in the principal amount of $3,000,000 issued by Rigel in favor of the Sponsor and Orion Mine Finance GP III L.P., (iv) that certain Amended and Restated Convertible Promissory Note, dated as of December 28, 2023, in the principal amount of $4,200,000 issued by Rigel in favor of the Sponsor and Orion Mine Finance GP III L.P., (v) that certain Promissory Note, dated as of December 28, 2023, in the principal amount of $1,500,000 issued by Rigel in favor of the Sponsor, (vi) that certain Promissory Note, dated as of May 30, 2024, in the principal amount of $1,000,000 issued by Rigel in favor of the Sponsor, (vii) that certain Convertible Promissory Note, dated as of August 12, 2024, in the principal amount of $1,283,321 issued by Rigel in favor of the Sponsor and Orion Mine Finance GP III, L.P., and (viii) that certain Promissory Note, dated as of August 23, 2024, in the principal amount of $1,500,000 issued by Rigel in favor of the Sponsor (collectively, the “Existing Notes”), but excluding, for the avoidance of doubt, that certain promissory note in a principal amount not to exceed $1,750,000, to be issued by Rigel on or about the date hereof in favor of the Sponsor, on terms substantially the same as the Promissory Note referenced in the foregoing clause (b)(viii) (the “December 2024 Loan”).

1.5 Amendment to the Definition of Rigel Transaction Expenses. The definition of “Rigel Transaction Expenses” in the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“Rigel Transaction Expenses” means all accrued and unpaid fees, costs and expenses of Rigel and its Affiliates incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Rigel or any of its Affiliates at or before Closing, and the consummation of the Transactions, including (a) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Rigel or any of its Affiliates, (b) fifty percent (50%) of (i) any and all filing fees payable to the antitrust or competition Law authorities of any jurisdiction in connection with the Transactions (the “Antitrust Fees”), (ii) the cost of the D&O Tail to be obtained pursuant to Section 9.02 (the “D&O Cost”), (iii) the fees, costs and expenses incurred in connection with the preparation, filing and mailing of the Proxy Statement and the Registration Statement, as applicable, pursuant to and in accordance with the terms of this Agreement (collectively, the “Mailing Costs”) and (iv) the fees, costs and expenses incurred in connection with the arrangement of the PIPE Investment and the PIPE Financing (the “Arrangement Costs”) and (c) the aggregate amount of outstanding principal and accrued interest under the Working Capital Loans.”

1.6 Effective S-K 1300. The following is hereby added as a new definition in Section 1.01 of the Business Combination Agreement:

“Effective S-K 1300” means that certain feasibility study level report titled “S-K 1300 Technical Report Summary on the Blyvoor Gold Mine, South Africa” with respect to the Mine, which has been prepared by Minxcon (Pty) Ltd, in accordance with subpart 1300 of Regulation S-K, for Blyvoor Resources, with an effective date of February 29, 2024, as it may be amended, supplemented, replaced, superseded or otherwise modified by the feasibility study level report with respect to the Mine, which has been prepared in accordance with subpart 1300 of Regulation S-K for Blyvoor Resources, issued with an effective date of 28 February 2025, as of the time such report becomes effective.

1.7 Amendment to the Definition of First Downside Milestone. The definition of “First Downside Milestone” in the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“First Downside Milestone” means the amount of cumulative payable gold production of the Mine, in ounces, equal to (a) the First Base Case Milestone multiplied by (b) the sum of (i) one (1) minus (ii) the Adjustment Multiplier; provided, that in no event shall the First Downside Milestone be less than an amount, in ounces, equal to the product of (x) the First Base Case Milestone multiplied by (y) 0.592. An illustrative calculation of the First Downside Milestone is included on Schedule I of that certain Amended and Restated Omnibus Amendment, dated as of December 20, 2024, by and among Rigel, Newco, Merger Sub and the Target Companies (the “Omnibus Amendment”).

1.8 Amendment to the Definition of Second Downside Milestone. The definition of “Second Downside Milestone” in the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“Second Downside Milestone” means the amount of cumulative payable gold production of the Mine, in ounces, equal to (a) the Second Base Case Milestone multiplied by (b) the sum of (i) one (1) minus (ii) the Adjustment Multiplier; provided, that in no event shall the Second Downside Milestone be less than an amount, in ounces, equal to the product of (x) the Second Base Case Milestone multiplied by (y) 0.592. An illustrative calculation of the Second Downside Milestone is included on Schedule I of the Omnibus Amendment.

1.9 First Base Case Milestone. Section 4.02(b)(i)(A) of the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“if, during the First Earnout Period, the cumulative payable gold production of the Mine exceeds the aggregate amount of gold production (in ounces) for (i) the second half of the first year plus (ii) the first half of the second year, in each case, as set forth under the line item “Metal Recovered - Gold - oz” on the table titled “Annual Cash Flow – Techno-economic Inputs (First 5 Years – Half Yearly)” (or substantially similar table, to the extent not available) in the Effective S-K 1300 (the “First Base Case Milestone”), Sellers shall be entitled to receive, and Newco shall issue or cause to be issued to Sellers, upon the terms and subject to the conditions set forth in this Agreement and the Transaction Agreements (as applicable), the First Earnout Share Consideration, which shall be issued to Sellers no later than ten Business Days after the expiration of the First Earnout Period; and”

1.10 Second Base Case Milestone. Section 4.02(b)(i)(B) of the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“if, during the Second Earnout Period, the cumulative payable gold production of the Mine exceeds the aggregate amount of gold production (in ounces) for (i) the second half of the second year plus (ii) the first half of the third year, in each case, as set forth under the line item “Metal Recovered - Gold - oz” on the table titled “Annual Cash Flow – Techno-economic Inputs (First 5 Years – Half Yearly)” (or substantially similar table) to the extent not available in the Effective S-K 1300 (the “Second Base Case Milestone”), Sellers shall be entitled to receive, and Newco shall issue or cause to be issued to Sellers, upon the terms and subject to the conditions set forth in this Agreement and the Transaction Agreements (as applicable), the Second Earnout Share Consideration, which shall be issued to Sellers no later than ten Business Days after the expiration of the Second Earnout Period.”

1.11 Closing Payments. Section 4.04(c) of the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“pay or cause to be paid by wire transfer of immediately available funds, (i) all Rigel Transaction Expenses as set forth on the Rigel Closing Statement; and (ii) all Target Group Company Transaction Expenses as set forth on the Company Closing Statement (it being understood and agreed that (x) the payment of funds on account, and in satisfaction, of the Target Group Company Transaction Expenses may be effected through means of a subscription for ordinary shares in the Target Companies and subsequent payment of the Target Group Company Transaction Expenses by the Target Companies and (y) the closing payments contemplated by this Section 4.04(c) shall be made in the following priority: (I) first, on account, and in satisfaction, of any Target Group Company Transaction Expenses or Rigel Transaction Expenses (excluding the Working Capital Loans and the December 2024 Loan) comprising the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Target Group Companies, on the one hand, or Rigel or any of its Affiliates, on the other hand; (II) second, on account, and in satisfaction, of any Target Group Company Transaction Expenses or Rigel Transaction Expenses (excluding the Working Capital Loans and the December 2024 Loan), other than those contemplated by clause (I); and (III) thereafter, on account, and in satisfaction, of the Working Capital Loans).

1.12 Conduct of Rigel During the Interim Period. Section 9.03(a)(vi) of the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than any Indebtedness incurred by Rigel pursuant to and in accordance with the Existing Notes, in each case, upon prior written notice to the Target Companies”.

1.13 The Orion Forward Purchase Agreement. Section 9.04 of the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“Section 9.04. PIPE and the Orion Forward Purchase Agreement. Unless otherwise approved in writing by the Target Companies, neither Rigel or Newco shall permit any material amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements with respect to the PIPE Investment, the PIPE Financing or the Orion Forward Purchase Agreement (except, in the case of the Orion Forward Purchase Agreement, solely to contemplate the issuance of Newco Ordinary Shares in lieu of Rigel Class A Shares). Subject to the immediately preceding sentence, each of Rigel and Newco shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing and the Orion Forward Purchase Agreement, in each case, on the terms and conditions described therein, including by enforcing its rights (a) under the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing to cause the PIPE Investors and the Additional PIPE Investors, as applicable, to pay to (or as directed by) Newco the applicable purchase price under each PIPE Investor’s or Additional PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) under the Orion Forward Purchase Agreement to cause Orion Mine Finance to pay to (or as directed by) Newco the applicable purchase price under the Orion Forward Purchase Agreement in accordance with its terms. Notwithstanding the foregoing, Rigel shall, and shall cause its Affiliates to procure that Orion Mine Finance does not receive any Rigel Warrants in connection with the exercise of any rights to purchase or otherwise acquire any equity interests of Rigel or otherwise pursuant to the Orion Forward Purchase Agreement (it being understood and agreed that in no event shall Rigel issue any such Rigel Warrants under the Orion Forward Purchase Agreement).”

1.14 Aggregate Cash Proceeds. Section 11.03(c) of the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“(c) Aggregate Cash Proceeds. The Aggregate Cash Proceeds shall not be less than $50,000,000; provided that the aggregate amount of Target Group Company Transaction Expenses and Rigel Transaction Expenses to be paid in cash by Newco in connection with the Closing shall not be in excess of (i) $17,000,000 in the event that Aggregate Cash Proceeds are less than or equal to $53,000,000 and (ii) $20,000,000 in the event that Aggregate Cash Proceeds are greater than $53,000,000.”

1.15 South African Controlled Board. Section 9.09 of the Business Combination Agreement is hereby amended by inserting the following at the end of clause (a): “The Parties shall ensure that, as of the Closing, a majority of the board of directors of Newco shall be South African citizens who are ordinarily resident in South Africa.”

1.16 Notices. The notice information of the Target Companies as set forth in Section 13.02(b) of the Business Combination Agreement is hereby amended by replacing such notice information with the following:

“Blyvoor Gold Resources (Pty) Ltd / Aurous Gold (Pty) Ltd
Inanda Greens Business Park, Block A Wierda Gables

54 Wierda Rd West
Wierda Valley

Sandton, 2196

South Africa

Attention: Alan Smith

Email: alan@aurousresources.com; alan@blyvoorgold.com”

2.	Amendments to the Sponsor Support Agreement.

2.1 Schedule I. Schedule I of the Sponsor Support Agreement is hereby amended by replacing such schedule in its entirety with the schedule set forth on Annex A attached hereto.

2.2 Forfeiture. Section 1.8 of the Sponsor Support Agreement is hereby amended by replacing such section in its entirety with the following:

“Section 1.8. Forfeiture.

(a) Each Sponsor hereby agrees that, to the extent Blyvoor Gold would not beneficially own, as of the Closing, an aggregate amount of Newco Ordinary Shares representing at least a majority of the issued and outstanding Newco Ordinary Shares on a fully diluted, as exercised and as converted basis as of immediately following the Transactions (after giving effect to the issuance of any Rigel Class B Shares or Rigel Warrants as a result of anti-dilution rights or other adjustments and the number of Rigel Class B Shares and Rigel Warrants redeemed, transferred, assigned, sold or forfeited in connection with the Transactions) (such threshold, the “Minimum Percentage”), then immediately prior to the Merger Effective Time, and subject to the Closing, such Sponsor shall sell, assign and transfer to Newco, and Newco shall purchase and acquire from such Sponsor, on a pro rata basis based on the aggregate number of Rigel Class B Shares and Rigel Warrants owned by such Sponsor as of immediately prior to the Merger relative to all Sponsors (with respect to each Sponsor, a “Pro Rata Portion”), a number of Rigel Warrants, at a price per Rigel Warrant equal to the Warrant VWAP (as defined below), the “Sponsor Warrant Redemption”, and the aggregate purchase price of the Rigel Warrants in connection with the Sponsor Warrant Redemption, the “Warrant Purchase Price”), such that after giving effect to the Sponsor Warrant Redemption, Blyvoor Gold will own a number of Newco Ordinary Shares representing at least the Minimum Percentage; provided, that, in the event (i) aggregate Target Group Company Transaction Expenses and Rigel Transaction Expenses exceed (ii) Remaining Net Cash Proceeds (as defined below), Newco shall, in lieu of a cash payment in respect of the Sponsor Warrant Redemption, prepare, execute and issue to each Sponsor a promissory note in favor of such Sponsor with a non-interest bearing principal amount equal to such Sponsor’s Pro Rata Portion of the Warrant Purchase Price. “Warrant VWAP” means, with respect to the Rigel Warrants as of any date(s), the dollar volume- weighted average price for the Rigel Public Warrants on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of the Rigel Public Warrants in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Rigel Public Warrants by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc., in each case, for the thirty (30) trading days immediately preceding, and excluding, such date of determination. If the Warrant VWAP cannot be calculated on such date(s) on any of the foregoing bases, the Warrant VWAP on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors of Newco. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

(b) In the event (i) aggregate Target Group Company Transaction Expenses and Rigel Transaction Expenses exceed (ii) Remaining Net Cash Proceeds (any such excess, the “Expense Overage Amount”), each of Newco and the Sponsor Holdco shall, and shall cause their respective Affiliates to (as applicable), with respect to each Working Capital Loan where the principal amount of indebtedness outstanding thereunder comprises a portion of the unpaid Expense Overage Amount (collectively, the “Excess WC Loans”), extend the Maturity Date (as defined in each applicable Working Capital Loan) for one additional 12-month period, such extension to be effective as of the Closing; provided, that, in connection with any such extension, the principal amount of indebtedness outstanding under each applicable Excess WC Loan shall, for the period commencing on the date that is the three (3)-month anniversary of the Closing until the Maturity Date thereunder (as extended pursuant to this Sponsor Agreement), bear interest at a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate), which interest shall be payable in kind on the Maturity Date thereunder (as extended pursuant to this Sponsor Agreement). For purposes of this Section 1.8(b), “Remaining Net Cash Proceeds” shall mean an amount equal to (1) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Rigel Stockholder Redemption), plus (2) the aggregate amount of cash that has been funded to Rigel pursuant to the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing, in each case, as of immediately prior to the Closing, plus (3) the aggregate amount of cash that has been funded to Newco pursuant to the Orion Forward Purchase Agreement, minus (4) the Cash Consideration, minus (5) $33,000,000.00.”

2.3 Transaction Expenses Cap. Section 1.12 of the Sponsor Support Agreement is hereby amended by replacing such section in its entirety with the following:

“Notwithstanding anything in this Sponsor Agreement or the Business Combination Agreement to the contrary, the Sponsor Holdco shall be liable for, 100% of the unpaid aggregate Target Group Company Transaction Expenses and Rigel Transaction Expenses (other than the Working Capital Loans) (i) in excess of $17 million in the event that Aggregate Cash Proceeds are less than or equal to $53 million and (ii) in excess of $20 million in the event that Aggregate Cash Proceeds are greater than $53 million.

2.4 Rigel Warrants. The Sponsor Support Agreement is hereby amended to add the following as a new Section 1.13:

“Section 1.13. Rigel Warrants. Each Sponsor hereby agrees that, notwithstanding anything to the contrary in any Rigel Warrant, such Sponsor shall not, and shall causes its Affiliates not to, exercise any Rigel Warrant for cash, and acknowledges that such Rigel Warrant may only be exercised on a “cashless basis” pursuant to the terms thereof. Each Sponsor further agrees that, in the event that such Sponsor or any of their respective successors or assigns (i) sells, transfers, conveys or otherwise disposes of any Rigel Warrant, (ii) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person, then, and in any such case, proper provision shall be made so that the applicable transferee of such Rigel Warrant or successors and assigns of such Sponsor, as the case may be, shall assume the obligations set forth in this Section 1.13.”

2.5 Working Capital Loans. The Sponsor Support Agreement is hereby amended to add the following as a new Section 1.14:

“Section 1.14. Working Capital Loans. Sponsor Holdco hereby agrees that, notwithstanding anything to the contrary in any Working Capital Loan, Sponsor shall not, and shall cause its Affiliates not to, exercise at any time any right of conversion with respect to any Working Capital Loan (including any right to convert any such Working Capital Loan into any Rigel Security or otherwise). Sponsor Holdco further agrees on behalf of itself and its Affiliates that, in the event that Sponsor Holdco, any of its Affiliates or any of their respective successors or assigns (i) sells, transfers, conveys or otherwise disposes of any Working Capital Loan, (ii) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (iii) transfers all or substantially all of its properties and assets to any Person, then, and in any such case, proper provision shall be made so that the applicable transferee of such Working Capital Loan or successors and assigns of the Sponsor Holdco or any such Affiliate, as the case may be, shall assume the obligations set forth in this Section 1.14.”

2.6 Forgiveness of Indebtedness. The Sponsor Support Agreement is hereby amended to add the following as a new Section 1.15:

“Section 1.15. Forgiveness of Indebtedness. The Sponsor Holdco hereby agrees, on behalf of itself and its Affiliates, that (i) no later than two (2) Business Days prior to the Closing Date, the Sponsor Holdco shall, or shall cause its applicable Affiliates to, forgive in full the aggregate principal amount outstanding under the December 2024 Loan (the “Loan Forgiveness Amount”), and (ii) to the extent the Loan Forgiveness Amount has not been so forgiven in full by such time (any such shortfall, the “Closing Forgiveness Amount”), the Closing Forgiveness Amount shall be automatically forgiven, effective as of immediately prior to the Closing, without further action by any Person, and each of Rigel and Newco shall be, effective as of the Closing, irrevocably released from all debts, duties obligations and liabilities with respect to the Closing Forgiveness Amount. In furtherance of the foregoing, the Sponsor Holdco, on behalf of itself and its Affiliates, hereby irrevocably forgives and waives any entitlement to, effective as of immediately prior to the Closing (without further action by any Person), an aggregate principal amount of Indebtedness under any Working Capital Loans the maturity of which are to be extended pursuant to Section 1.8(b) equal to the Closing Forgiveness Amount, in each case, as applicable.”

2.7 Listing Matters. Each of the Target Companies hereby acknowledges and agrees that, notwithstanding anything to the contrary in the Business Combination Agreement, a de- listing of Rigel or the Rigel Securities pursuant to Section 802.01B, subsection (iii) under

“Criteria for Acquisition Companies – Prior to Consummation of Business Combination” and Section 102.06(e) of the NYSE Listed Company Manual (a “De Listing”) will be deemed not to breach, violate or constitute a default under, in any manner, any of the obligations of Rigel under Section 9.06 of the Business Combination Agreement.

2.8 Conduct of Business. In addition to any limitations set forth in Section 8.01(c) of the Business Combination Agreement, no Target Company shall take any action that would reasonably be expected to cause Blyvoor Gold to not hold the Minimum Percentage as of immediately prior to the Merger Effective Time; except as contemplated by the Subscription Agreements or as otherwise consented to in writing by Sponsor.

3.	Miscellaneous.

3.1 No Further Amendment. The Parties hereto agree that, except as expressly provided herein, this Amendment shall not by implication or otherwise, alter, modify, amend or in any way affect any of the obligations, covenants or rights contained in the Business Combination Agreement or the Sponsor Support Agreement, as applicable, all of which are ratified and confirmed in all respects by the Parties, and that all other provisions of the Business Combination Agreement and the Sponsor Support Agreement, as applicable, shall continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment or waiver to any other term or condition of the Business Combination Agreement or the Sponsor Support Agreement, as applicable, or any of the documents referred to therein and shall not be deemed to prejudice any right or rights which any Party may now have or may have in the future under or in connection with the Business Combination Agreement or the Sponsor Support Agreement, as applicable, or any of the instruments or agreements referred to therein, as the same may be amended from time to time. This Amendment shall form an integral and inseparable part of the Business Combination Agreement and the Sponsor Support Agreement, as applicable. To the extent any provision of this Amendment conflicts with or is inconsistent with any provision of the Business Combination Agreement or the Sponsor Support Agreement, such provision of this Amendment shall control and prevail.

3.2 References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Business Combination Agreement and the Sponsor Support Agreement, as applicable, shall, effective from the date of this Amendment, refer to the Business Combination Agreement or the Sponsor Support Agreement, as applicable, as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Business Combination Agreement and the Sponsor Support Agreement, as applicable, and references in the Business Combination Agreement and the Sponsor Support Agreement, as applicable, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to March 11, 2024, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to December 20, 2024.

3.3 Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement and the Sponsor Support Agreement, as applicable, for all purposes, and each party thereto and hereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties hereto.

3.4 Other Miscellaneous Terms. Where applicable, the provisions of Article XIII (Miscellaneous) of the Business Combination Agreement and Article III (Miscellaneous) of the Sponsor Support Agreement shall apply mutatis mutandis to this Amendment, and to the Business Combination Agreement and the Sponsor Support Agreement, as applicable, as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereunto have caused this Amendment to be duly executed as of the date first set forth above.

BLYVOOR GOLD RESOURCES (PROPRIETARY) LIMITED

By:	/s/ Alan Smith
Name:	Alan Smith
Title:	Director

[Signature Page to Amended and Restated Omnibus Amendment]

BLYVOOR GOLD OPERATIONS PROPRIETARY LIMITED

By:	/s/ Alan Smith
Name:	Alan Smith
Title:	Director

[Signature Page to Amended and Restated Omnibus Amendment]

RIGEL RESOURCE ACQUISITION CORP

By:	/s/ Jonathan Lamb
Name:	Jonathan Lamb
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Omnibus Amendment]

AUROUS RESOURCES (F/K/A RRAC NEWCO)

By:	/s/ Alan Smith
Name:	Alan Smith
Title:	Director

[Signature Page to Amended and Restated Omnibus Amendment]

RRAC MERGER SUB

By:	/s/ Jonathan Lamb
Name:	Jonathan Lamb
Title:	Director

[Signature Page to Amended and Restated Omnibus Amendment]

RIGEL RESOURCE ACQUISITION HOLDING LLC

By:	/s/ Jonathan Lamb
Name:	Jonathan Lamb
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Omnibus Amendment]

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